Exhibit 99.1

For Release: December 7, 2010

ALBEMARLE ANNOUNCES PRICING OF $350 MILLION OF 4.50% SENIOR NOTES

(Baton Rouge, LA) December 7, 2010 – Albemarle Corporation (NYSE: ALB), a global leader in delivering innovative specialty chemicals, clean energy solutions and outstanding sustainability practices, announced today that it has sold $350 million aggregate principal amount of 4.50% senior unsecured notes due 2020. The Company expects to close the offering on December 10, 2010. The proceeds of the offering will be used to repay outstanding borrowings under its revolving credit facility, to make a voluntary pension contribution, and for general corporate purposes.

Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC and UBS Securities LLC acted as joint book-running managers of the debt offering. The offering was made solely by means of a prospectus supplement and accompanying prospectus, which has been filed with the SEC. A copy of the prospectus for the offering may be obtained on the SEC’s website, www.sec.gov. Alternatively, you may request it by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated at 800-294-1322, J.P. Morgan Securities LLC at 212-834-4533 or UBS Securities LLC at 877-827-6444 (ext. 561-3884).

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries.

Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Albemarle Contact

Investor Relations: Sandra Rodriguez, (225) 388-7654, Sandra.Rodriguez@albemarle.com

Albemarle Corporation	1
451 Florida Street
Baton Rouge, Louisiana, USA

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

Albemarle Corporation	2
451 Florida Street
Baton Rouge, Louisiana, USA